First Financial Northwest, Inc.

NASDAQ GS: FFNW $13.37 02/29/2016

Financial Highlights

	At or For the Quarter Ended				
	Dec 31, 2015	Sep 30, 2015	Jun 30, 2015	Mar 31, 2015	Dec 31, 2014
	(Dollars in thousands, except per share data)				
Performance Ratios:					
Return on assets	0.86%	1.01%	1.00%	0.96%	1.27%
Return on equity	4.87	5.50	5.28	4.94	6.73
Equity-to-assets ratio	17.42	17.78	18.80	18.93	19.36
Interest rate spread	3.18	3.22	3.26	3.23	3.46
Net interest margin	3.33	3.38	3.42	3.40	3.61
Efficiency ratio	66.04	66.34	61.50	56.35	58.49
Noninterest expense as a percent of average total assets	2.17	2.22	2.06	1.84	2.06
Capital Ratios: [1]					
Tier 1 leverage ratio	11.61%	11.74%	11.70%	11.64%	11.79%
Total capital ratio	17.62	17.83	18.52	18.59	19.56
Asset Quality Ratios: [2]					
Nonperforming assets as a percent of total assets	0.48	0.68	0.72	0.86	1.13
ALLL as a percent of total loans	1.36	1.48	1.58	1.54	1.55
ALLL as a percent of nonperforming loans	872.17	417.70	439.05	392.68	783.50

[1] Capital ratios are for First Financial Northwest Bank only.
[2] Loans are reported net of undisbursed funds.

Corporate Profile

The Bank was established in 1923 as a Washington state-chartered savings and loan association. Our products and services have evolved to deliver Business Banking, Commercial Lending, and full-service Personal Banking. Reflective of our unique and innovative solutions, in 2015, the Bank changed its name to First Financial Northwest Bank and February 4, 2016, changed its charter from a Washington chartered stock savings bank to a Washington chartered commercial bank.

In 2015, the Bank successfully expanded into new markets, oepning state-of-the-art branches in Mill Creek and Edmonds in Snohomish County. Our unique branch model implements a smaller footprint, leverages technology for efficient transaction flow, and incorporates the talent of our highly-skilled bankers.

Stock History and Ownership

Ticker Symbol	FFNW
Recent Price (02/29/16)	$13.37
52-Week Price Range	$11.49-14.00
Market Capitalization	$192 million
Book Value Per Share (12/31/15)	$12.40
Price/Book Value	109.0%
Earnings Per Share (most recent quarter)	$0.16
Equity/Assets (12/31/15)	17.42%
Shares Outstanding (02/29/16)	13.8 million
Institutional Ownership	37.78%
Annualized Dividend Per Share	$0.24
Dividend Yield	1.77%
Average Daily Volume (50 day)	22,431

Source: NASDAQ Online and SNL

First Financial Northwest, Inc.

Nasdaq Global Select: FFNW


FFNW
SHARE REPURCHASES
March 1, 2013 - December 31, 2015
1,654,547
501,820
571,651
992,840
274,081
327,112
268,300
396,757
402,657
454,103
$9.97
$10.71
$10.88
$10.90
$10.91
$11.40
$12.00
$11.95
$12.37
$12.54
Q2 2013
Q3 2013
Q4 2013
Q2 2014
Q3 2014
Q4 2014
Q1 2015
Q2 2015
Q3 2015
Q4 2015
Shares Purchased (left scale)
Weighted Average Price (right scale)

REPURCHASED 5,843,868 SHARES TOTAL AT A WEIGHTED-AVERAGE PRICE OF $11.00

New Share Repurchase Plan Announced October 29, 2015 for an additional 1,410,787 Shares


FFNW
Stock Price & Book Value
Jun 2011
Sep 2011
Dec 2011
Mar 2012
Jun 2012
Sep 2012
Dec 2012
Mar 2013
Jun 2013
Sep 2013
Dec 2013
Mar 2014
Jun 2014
Sep 2014
Dec 2014
Mar 2015
Jun 2015
Sep 2015
Dec 2015
Book Value
Stock Price

Corporate Office & Contact Information

Joseph W. Kiley III, President & CEO
Richard P. Jacobson, EVP & CFO
201 Wells Ave S. | PO Box 360 | Renton, WA 98057
425.255.4400 | www.ffnwb.com